Exhibit 23.3

Consent of Independent Registered Public Accounting Firm

We consent to the reference to our firm under the caption “Experts” in the Registration Statement (Amendment No. 1 to Form S-4 No. 333-225272) and related joint consent statement/proxy statement/prospectus of The Williams Companies, Inc. (“Williams”) and Williams Partners L.P. (“Williams Partners”) for the registration of 387,274,623 shares of William’s common stock and to the incorporation by reference therein of our report dated February 22, 2018, except as it relates to the changes due to the application of Accounting Standards Update 2016-15 described under the Accounting standards issued and adopted heading in Note 1, and the other matters disclosed in Note 19, as to which the date is May 3, 2018, with respect to the consolidated financial statements of Williams Partners included in its Current Report on Form 8-K dated May 3, 2018, and our report dated February 22, 2018, with respect to the effectiveness of internal control over financial reporting of Williams Partners, included in its Annual Report (Form 10-K) for the year ended December 31, 2017, both filed with the Securities and Exchange Commission.

/s/ Ernst & Young LLP

Tulsa, Oklahoma

July 3, 2018